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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders
PC Service Source, Inc.:

We consent to the incorporation by reference in the registration statements (nos. 333-09333, 333-09335, 33-81146 and 33-98176) on Form S-8 of PC Service
Source, Inc. of our report dated February 13, 1998 relating to the consolidated statements of operations, stockholders' equity and cash flows, before the reclassification described in Note 1(n) and the inclusion of the segment information in Note 12 to the consolidated financial statements, and the related financial statement schedule of PC Service Source, Inc. and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of PC Service Source, Inc.


                                                     /s/ KPMG LLP


Dallas, Texas
March 30, 2000